The First Bancorp Reports Record Results, Up 15.3% Over 2007

DAMARISCOTTA, ME, October 22 – The First Bancorp (Nasdaq: FNLC), today announced unaudited results for the first nine months of 2008, with earnings per share on a fully diluted basis of $1.13, up $0.15 or 15.3% from the $0.98 reported for the first nine months of 2007. Net income for the nine-month period was $11.0 million, an increase of $1.4 million or 14.7% from the $9.6 million posted for the same period in 2007.

The Company also announced unaudited results for the quarter ended September 30, 2008, with earnings per share on a fully diluted basis of $0.39, up $0.04 or 11.4% from the $0.35 reported for the third quarter of 2007, and up $0.02 or 5.4% from the previous quarter. Net income for the quarter ended September 30, 2008, was $3.8 million, an increase of $417,000 or 12.2% from the third quarter of 2007 and up $228,000 or 6.3% from the previous quarter.

“This was another record quarter for The First Bancorp and its banking subsidiary, The First, N.A.,” observed President & Chief Executive Officer Daniel R. Daigneault. “The growth in earnings was due primarily to increased net interest income – up $4.0 million or 17.3% for the first nine months of 2008 compared to the same period in 2007. This was, in part, the result of good growth in earning assets, with the loan portfolio up $40.7 million or 4.4% and the investment portfolio up $39.2 million or 17.7% year-to-date. At the same time, lower interest rates led to an improved net interest margin on a tax-equivalent basis of 3.27% for the first nine months of 2008 compared to 3.11% for the same period in 2007.

“With excellent earnings performance, we continued to increase the provision to the allowance for loan losses,” President Daigneault observed. “Year-to-date, we have provisioned $2.3 million – $1.5 million more than in the first nine months of 2007. As a result, the allowance for loan losses has increased $1.5 million since year end and stands at 0.86% of loans outstanding, a healthy increase from 0.74% of loans outstanding at December 31, 2007.

“While the weakness in the national economy has not hit coastal Maine as hard as many other parts of the country, we nevertheless have seen an increase in the level of past-due and non-performing loans,” President Daigneault observed. “At this point, this has not translated into a significantly higher level of losses, with net chargeoffs of only $811,000 for the first nine months of 2008 – low, in our opinion, at 0.086% of average loans outstanding year-to-date. We feel it is prudent, however, to continue to increase the allowance for loan losses given the number of economic uncertainties at this time.

“As I noted last quarter, we continue to be conservative in our loan underwriting and security selection,” President Daigneault went on. “We do not compromise quality, and while this impacts our growth in the short-term, we feel this will serve us well in the long-term, with our earnings being less impacted as a result of credit losses. That being said, we are still making loans to qualified borrowers and continue to have adequate sources of funding to make these loans. And to re-emphasize a point we have made in previous quarters, we have not originated sub-prime mortgages nor have we invested in securities collateralized by sub-prime loans.”

“With weakness in the global banking system, capital adequacy of banks is a major issue right now,” noted F. Stephen Ward, the Company’s Treasurer and Chief Financial Officer. “Banks are required to meet regulatory ratios of capital to their assets, and to be considered well-capitalized – the FDIC’s highest rating – a bank must maintain a Tier 2 Risk-Based Capital Ratio equal to or greater than 10 percent, a Tier 1 Risk-Based Capital Ratio equal to or greater than 6 percent, and a Leverage Capital Ratio equal to or greater than 5 percent. As of September 30, 2008, the Bank’s actual capital ratios were comfortably above the level to be considered ‘well-capitalized’ by the FDIC.

“Remaining well-capitalized is of obvious importance for The First Bancorp,” Mr. Ward continued, “however at the same time we seek to produce a healthy return on our capital for our shareholders. Year-to-date, for the Company’s return on average tangible equity is 16.63%, up from the 15.71% posted for the first nine months of 2007. Based upon June 30, 2008 data, the Bank’s return on average equity was 17.04%, which placed it in the top 12% of all banks in its peer group which had an average return of only 8.56%.”

“Our efficiency ratio continues to be an important component in our overall performance,” Mr. Ward noted. “We have traditionally had a lower net interest margin compared to peers since our earning assets are weighted to lower-yielding mortgage loans and our funding mix has a proportionally greater amount of higher-cost certificates of deposit. In order to consistently produce above-peer earnings, we are focused on controlling expenses and operating efficiently. Year-to-date, our efficiency ratio is 46.8% compared to 51.0% for the same period last year and 61.1% for the Bank’s peer group as of June 30, 2008. This is driven by controlled operating expenses which, at $17.2 million year-to-date, are just 3.5% above the first nine months of 2007.

“With our strong earnings performance, the Company raised its cash dividend again in the third quarter from $0.19 to $0.195 per share,” Mr. Ward said, “and we have now raised our cash dividend for 15 consecutive years and for 52 consecutive quarters. At an annual rate of $0.78 per share, this results in a dividend yield of 3.98% based on our September 30, 2008 closing price of $19.60 per share – a yield we view as extremely attractive given the returns available on fixed-income investments in the current low rate environment.”

“The price of our stock has had much more volatility in the past quarter,” President Daigneault stated, “much of which is due to our addition to the Russell 2000 and Russell 3000 indices in June. We closed at $19.60 per share on September 30, 2008, up 43.6% for the quarter and 33.9% for the year. This compares very favorably to other companies in our industry, as measured by the KBW Regional Bank Index, which is down 5.8% for the year. Our stock also fared well compared to the broad market, as measured by the S&P 500, which has declined 20.6% for the year, as well as the Russell 2000 index, which has declined 11.3% for the year.

“With another quarter of record earnings, I believe we’re doing better than most banks,” President Daigneault concluded. “Low interest rates have been good for The First Bancorp and have led to higher net interest income and earnings per share. Our price per share is up nicely this year and compares well to our industry and broader market indices. We remain well-capitalized, which is an important concern for all banks today, and our overall credit quality remains good. And while there is much uncertainty on what lies ahead for the U.S. economy, we feel that our conservative approach to banking, while at the same time focusing on exceptional customer service, will, in the long run, serve The First Bancorp very well.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, The First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,	September 30,
In thousands of dollars	2008	2007	2007
Assets
Cash and due from banks	$21,667	$17,254	$27,339
Overnight funds sold	-	-	-
Securities available for sale	35,306	40,461	44,430
Securities to be held to maturity (fair value $219,483 at September 30, 2008, $181,132 at December 31, 2007 and $171,645 at September 30, 2007)	225,751	181,354	175,425
Loans held for sale (fair value approximates cost)	1,203	1,817	1,313
Loans	960,897	920,164	891,675
Less: allowance for loan losses	8,303	6,800	6,714
Net loans	952,594	913,364	884,961
Accrued interest receivable	6,785	6,585	7,360
Premises and equipment	16,301	16,481	15,526
Other real estate owned	2,168	827	625
Goodwill	27,684	27,684	27,684
Other assets	21,698	17,423	17,916
Total Assets	$1,311,157	$1,223,250	$1,202,579
Liabilities
Demand deposits	$73,646	$60,637	$72,597
NOW deposits	110,365	101,680	110,051
Money market deposits	123,156	124,033	114,620
Savings deposits	85,230	86,611	91,708
Certificates of deposit	415,167	301,364	311,773
Certificates $100,000 and over	111,292	106,955	110,646
Total deposits	918,856	781,280	811,395
Borrowed funds	264,617	316,719	267,011
Other liabilities	11,812	12,583	12,068
Total Liabilities	1,195,285	1,110,582	1,090,474
Shareholders' Equity
Common stock	97	97	98
Additional paid-in capital	43,995	44,762	45,926
Retained earnings	72,939	67,647	65,911
Net unrealized gains on securities available-for-sale	(899)	436	507
Net unrealized loss on postretirement benefit costs	(260)	(274)	(337)
Total Shareholders' Equity	115,872	112,668	112,105
Total Liabilities & Shareholders' Equity	$1,311,157	$1,223,250	$1,202,579

Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	9,689,711	9,732,493	9,810,329
Book value per share	$11.96	$11.58	$11.43
Tangible book value per share	$9.10	$8.73	$8.61

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the nine months ended		For the quarters ended
	September 30,		September 30,
In thousands of dollars	2008	2007	2008	2007
Interest income
Interest and fees on loans	$44,219	$44,959	$14,570	$15,554
Interest on deposits with other banks	-	-	-	-
Interest and dividends on investments	9,516	8,030	3,321	2,984
Total interest income	53,735	52,989	17,891	18,538
Interest expense
Interest on deposits	18,041	22,661	5,692	7,792
Interest on borrowed funds	8,312	6,994	2,576	2,589
Total interest expense	26,353	29,655	8,268	10,381
Net interest income	27,382	23,334	9,623	8,157
Provision for loan losses	2,314	850	875	300
Net interest income after provision for loan losses	25,068	22,484	8,748	7,857
Non-interest income
Investment management and fiduciary income	1,138	1,345	358	389
Service charges on deposit accounts	2,191	2,059	703	659
Net securities gains	39	-	39	-
Mortgage origination and servicing income	370	378	154	164
Other operating income	3,844	3,821	1,634	1,773
Total non-interest income	7,582	7,603	2,888	2,985
Non-interest expense
Salaries and employee benefits	8,625	8,153	2,945	2,819
Occupancy expense	1,150	1,089	376	341
Furniture and equipment expense	1,508	1,456	566	487
Amortization of identified intangibles	213	213	71	71
Other operating expense	5,695	5,691	2,359	2,282
Total non-interest expense	17,191	16,602	6,317	6,000
Income before income taxes	15,459	13,485	5,319	4,842
Applicable income taxes	4,434	3,872	1,488	1,428
NET INCOME	$ 11,025	$ 9,613	$ 3,831	$ 3,414

Earnings per common share:
Basic earnings per share	$1.14	$0.98	$0.40	$0.35
Diluted earnings per share	$1.13	$0.98	$0.39	$0.35
Cash dividends declared per share	$0.570	0.510	$0.195	0.175
Weighted average number of shares outstanding	9,703,901	9,792,944	9,689,053	9,807,680
Incremental Shares	20,103	26,097	21,290	25,522

The First Bancorp
Selected Financial Data (Unaudited)

	For the nine months ended		For the quarters ended
Dollars in thousands,	September 30		September 30
except for per share amounts	2008	2007	2008	2007
Summary of Operations
Interest Income	$53,735	$52,989	$17,891	$18,538
Interest Expense	26,353	29,655	8,268	10,381
Net Interest Income	27,382	23,334	9,623	8,157
Provision for Loan Losses	2,314	850	875	300
Non-Interest Income	7,582	7,603	2,888	2,985
Non-Interest Expense	17,191	16,602	6,317	6,000
Net Income	11,025	9,613	3,831	3,414
Per Common Share Data
Basic Earnings per Share	$1.14	$0.98	$0.40	$0.35
Diluted Earnings per Share	1.13	0.98	0.39	0.35
Cash Dividends Declared	0.570	0.510	0.195	0.175
Book Value	11.96	11.43	11.96	11.43
Tangible Book Value	9.10	8.61	9.10	8.61
Market Value	19.60	15.08	19.60	15.08
Financial Ratios
Return on Average Equity (a)	12.67%	11.74%	12.98%	12.22%
Return on Average Tangible Equity (a)	16.63%	15.71%	16.94%	16.29%
Return on Average Assets (a)	1.17%	1.13%	1.17%	1.15%
Average Equity to Average Assets	9.19%	9.60%	9.02%	9.38%
Average Tangible Equity to Average Assets	7.01%	7.17%	6.91%	7.03%
Net Interest Margin Tax-Equivalent (a)	3.27%	3.11%	3.31%	3.11%
Dividend Payout Ratio	50.00%	52.04%	48.75%	50.00%
Allowance for Loan Losses/Total Loans	0.86%	0.75%	0.86%	0.75%
Non-Performing Loans to Total Loans	0.78%	0.20%	0.78%	0.20%
Non-Performing Assets to Total Assets	0.57%	0.15%	0.57%	0.15%
Efficiency Ratio	46.78%	50.96%	48.23%	51.28%
At Period End
Total Assets	$1,311,157	$1,202,579	$1,311,157	$1,202,579
Total Loans	960,897	891,675	960,897	891,675
Total Investment Securities	261,057	219,855	261,057	219,855
Total Deposits	918,856	811,395	918,856	811,395
Total Shareholders’ Equity	115,872	112,105	115,872	112,105
(a) Annualized using a 365-day basis